Exhibit 10.6.b

FORM OF

CREDIT AGREEMENT
dated as of November      , 2007

among

ATLAS FOREST ACQUISITION CORP.,
as Borrower,

and

ATLAS INDUSTRIES HOLDINGS LLC,
as Lender

i

ii

iii

Annexes

Annex I	Addresses

Exhibits

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Note
Exhibit C	Form of Borrowing Notice
Exhibit D	Conversion/Continuation Notice
Exhibit E	Availability Certificate

Schedules

Schedule 4.1.3	Debt to be Repaid
Schedule 5.6	Litigation
Schedule 5.8	Capitalization
Schedule 5.14	Environmental Matters
Schedule 5.15	Insurance
Schedule 5.17	Intellectual Property
Schedule 5.19	Labor Matters
Schedule 6.9	Post-Closing
Schedule 7.1	Existing Debt
Schedule 7.2	Existing Liens
Schedule 7.9	Existing Investments
Schedule 7.13	Bank Accounts

i

CREDIT AGREEMENT

This Credit Agreement dated as of November      , 2007 (as amended, restated or otherwise modified from time to time, this “Agreement”) by and between ATLAS FOREST ACQUISITION CORP., a Delaware corporation (“Borrower”), and ATLAS INDUSTRIES HOLDINGS LLC, a Delaware limited liability company, as lender (together with its successors and assigns, “Lender”).

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.               Definitions; Interpretation.

1.1           Definitions.

When used herein the following terms shall have the following meanings:

Acceleration Event means the occurrence of any of the following:  (i) an Event of Default under Section 8.1.3; or (ii) both (a) any other Event of Default under Section 8.1 and (b) the election by the Lender (i) to declare the Obligations to be due and payable or (ii) to terminate the Commitments.

Account has the meaning set forth in the Guarantee and Collateral Agreement.

Account Debtor means any Person who is obligated to Borrower or any Subsidiary with respect to any Account.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of Borrower or of any Subsidiary.

Agreement has the meaning set forth in the Preamble.

Applicable Margin means the applicable rate per annum as set forth in the following table:

Revolving Loans		Term A Loans
Base Rate	LIBOR	Base Rate	LIBOR	Commitment Fee
+0.25%	+2.75%	+1.25%	+3.75%	0.5%

Availability Certificate means a certificate substantially in the form of Exhibit E.

Balance Sheet Date has the meaning set forth in Section 5.4.

Base Rate means, for any day, the greater of (a) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates Section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Lender may select) and (b) the sum of the Federal Funds Rate plus 0.5%. Any change in the Base Rate due to a change in such Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Prime Rate or the Federal Funds Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Borrower has the meaning set forth in the Preamble.

Borrowing Availability means, as of any date of determination, an amount equal to the lesser of (a) the Revolving Loan Commitments and (b) Eligible Availability.

Borrowing Notice means a notice in substantially the form of Exhibit C.

Business Day means any day other than any Saturday and Sunday on which commercial banks are open for commercial banking business in New York, New York, and, in the case of a Business Day which relates to a LIBOR Loan, any day on which dealings are carried out in the London interbank Eurodollar market.

Canadian Dollar means lawful money of Canada.

Canadian Subsidiary means a Subsidiary that is incorporated or organized under the laws of a province, or under the federal laws, of Canada.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with cash proceeds of Dispositions that are excluded from the definition of Net Cash Proceeds in accordance with clause (a)(v) of such definition.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with a commercial banking institution of the nature referred to in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by Lender.

Closing Date means the date on which all conditions precedent set forth in Section 4.1 have been satisfied by the Borrower or waived in writing by Lender.

Collateral has the meaning set forth in the Guarantee and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by Borrower or any Subsidiary, acknowledges the Liens of Lender and waives (or, if approved by Lender, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Lender reasonable access to and use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, each Mortgage, each Collateral Access Agreement, and each other agreement or instrument pursuant to or in connection with which Borrower, any Subsidiary or any other Person grants a security interest in any Collateral to Lender, each as amended, restated or otherwise modified from time to time.

Commitments means the Revolving Loan Commitment, the Term A Loan Commitment and the Term B Loan Commitment.

Commitment Fee means the fee payable by Borrower to Lender pursuant to Section 2.6.1.

Compliance Certificate means a certificate substantially in the form of Exhibit A.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter with the first Computation Period hereunder to end as of December 31, 2007.

Consolidated Net Income means, with respect to Borrower and the Subsidiaries for any period, the consolidated net income (or loss) of Borrower and the Subsidiaries for such period, excluding any gains or losses from Dispositions, any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations.

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby. Notwithstanding anything set forth herein to the contrary, for purposes of this Agreement, Contingent Obligations shall not include any of the following debts and liabilities:  (i) customary indemnification of officers, directors, managers, members, employees and agents, (ii) indemnity obligations under leases and other contracts entered into the ordinary course of business, (iii) contingent obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and similar obligations not exceeding at any time outstanding $100,000 in aggregate liability, (iv) guarantees incurred in the ordinary course of business for an aggregate amount not to exceed $100,000 for Borrower at any one time, and (v) guarantees of obligations in connection with worker’s compensation obligations and general liability exposure of the Loan Parties.

Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated)

under common control which, together with Borrower, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

Conversion/Continuation Notice means a notice in substantially the form of Exhibit D.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the lesser of the fair market value of such property and the amount secured thereby), (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person (excluding Contingent Obligations consisting of guaranties within a group of entities comprising a Portfolio Company or an Outside Company (as each such term is defined in the External Credit Facility) provided by a parent entity in support of obligations of a subsidiary thereof that do not constitute Debt), (i) all non-compete payment obligations and earn-out and similar obligations, (j) all indebtedness of any partnership of which such Person is a general partner, (k) preferred equity interests of such Person subject to mandatory repurchase or redemption during the term of this Agreement or within six months thereafter (but excluding the Initial Portfolio Company Preferred Stock (as defined in the External Credit Facility)), and (l) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction itself is classified as an operating lease in accordance with GAAP.

Debt to be Repaid means the Debt listed on Schedule 4.1.3.

Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

Disposition means, as to any asset or right of Borrower or any Subsidiary, (a) any sale, lease, assignment or other transfer (other than to Borrower or any Subsidiary) thereof, (b) any loss, destruction or damage thereof or (c) any actual or threatened condemnation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) assets subject to a transaction otherwise constituting a “Disposition” which are replaced within 180 days with assets performing the same or a similar function, (ii) ”Dispositions” in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $250,000 and (iii) the sale or other transfer of Inventory in the ordinary course of business.

Dollar and $ mean lawful money of the United States of America.

Dollar Equivalent means, at any time, (a) as to any amount denominated in U.S. Dollars, the amount thereof at such time, and (b) as to any amount denominated in any currency other than U.S. Dollars, the equivalent in U.S. Dollars of such amount determined at the Exchange Rate on the date of determination of such equivalent.

Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia. Unless the context otherwise requires, each reference to Domestic Subsidiary or Domestic Subsidiaries herein shall be a reference to Subsidiary or Subsidiaries of Borrower.

Early Termination Payment means in connection with any permanent reduction of the Revolving Commitment pursuant to Section 2.7, an amount equal to the applicable percentage of the Revolving Loan Commitment or portion thereof being permanently reduced as follows:

If reduced during the 12-month period ending November	Applicable Percentage
2008	1.0%
2009	0.5%
2010 and thereafter	0.0%

EBITDA means, for any period on a consolidated basis, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (i) Interest Expense, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) management fees paid to or accrued for the benefit of Manager in such period to the extent permitted pursuant to Section 7.4, (v) non-cash charges incurred to reflect any in-process research and development acquired by the Borrower at the time of its acquisition of the Target and its Subsidiaries, (vi) expense in respect of any forgiveness of non-cash loans to management of the Borrower and its Subsidiaries, (vii) one-time, non-cash charges arising from the allocation to assets of the purchase price therefor in accordance with purchase accounting under GAAP, and (viii) other non-cash expenses (or less gains or income) deducted in the determination of such Consolidated Net Income and for which no cash outlay (or cash receipt) is foreseeable prior to the Termination Date; provided, further, that with respect to any Person acquired by the Borrower or any of its Subsidiaries after the Closing Date in an Acquisition permitted hereunder and otherwise permitted under the terms of the External Credit Facility, for periods prior to such Acquisition, the amount of EBITDA attributable to such Person shall be equal to the EBITDA of such Person on a pro forma basis prior to such Acquisition; provided, further, that, notwithstanding anything to the contrary herein, for each of the calendar months preceding the Closing Date set forth below, the EBITDA for the Borrower and its Subsidiaries indicated below shall be deemed to be the amount set forth below opposite such month:

November 2006	December 2006	January 2007	February 2007	March 2007	April 2007

$	$	$	$	$	$

May 2007	June 2007	July 2007	August 2007	September 2007	[October 2007]

$	$	$	$	$	$

; provided, further, that for purposes of calculating Interest Coverage Ratio and Fixed Charge Coverage Ratio hereunder, cash equity contributions to the Borrower solely to the extent permitted by Section 7.16 of this Agreement may be added to the Borrower’s Consolidated Net Income.

Eligible Accounts means the Accounts of the Borrower and its Subsidiaries; provided, that, without limiting Lender’s discretion separately provided for herein, Eligible Accounts shall not include any Account of the Borrower or such Subsidiary:

(a)           which is not subject to a first priority perfected security interest in favor of the Lender;

(b)           which is subject to any Lien other than Liens permitted hereunder;

(c)           with respect to which more than 90 days have elapsed since the date of the original invoice therefor or which is more than 60 days past the due date for payment;

(d)           which is owing by an Account Debtor for which more than 25% of the Accounts owing to the Borrower or such Subsidiary from such Account Debtor and its Affiliates are ineligible hereunder;

(e)           which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Borrower or such Subsidiary exceeds 20% of the aggregate Eligible Accounts of the Borrower and its Subsidiaries;

(f)            with respect to which any covenant, representation, or warranty relating to such Account contained in this Agreement or in the Collateral Documents has been breached or is not true;

(g)           which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice, or other documentation satisfactory to Lender, which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s or such Subsidiary’s completion of any further performance, or (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment which is billed prior to actual sale to the end user, cash-on-delivery or any other repurchase or return basis;

(h)           for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Borrower or such Subsidiary;

(i)            with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)            which is owed by an Account Debtor which (i) has applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or a material part of its property taken by any receiver, interim receiver, receiver and manager, custodian, trustee or liquidator, (iii) has filed, or has had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) to the knowledge of the Borrower or any Subsidiary, has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) to the knowledge of the Borrower or any Subsidiary, has become insolvent, or (vi) has ceased operation of its business;

(k)           which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)            which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., the federal laws of Canada or the laws of a province of Canada unless, in any case, such Account is backed by a letter of credit or other credit support acceptable to Lender;

(m)          which is owed in any currency other than US Dollars or Canadian Dollars;

(n)           which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the United States of America, unless such Account is backed by a letter of credit acceptable to Lender and which is in the possession of Lender, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of Borrower in such Account have been complied with to Lender’s satisfaction; provided, that the eligibility criteria set forth in this clause (n) shall not apply to Accounts of the Borrower and its Subsidiaries to which this clause (n) would otherwise apply having an aggregate amount of not more than $250,000;

(o)           which is owed by any Affiliate, employee, director, or officer of the Borrower;

(p)           which, for any Account Debtor, exceeds a credit limit determined by Lender of which Borrower has been previously notified, to the extent of such excess;

(q)           which is owed by an Account Debtor or any Affiliate of such Account Debtor which is the holder of any payment obligations issued or incurred by the Borrower or any such Subsidiary, but only to the extent of such payment obligations;

(r)            which is subject to any counterclaim, deduction, defense, setoff or dispute, but only to the extent of the amount of such counterclaim, deduction, defense, setoff or dispute, unless Lender, in its Reasonable Credit Judgment, has established an appropriate Reserve and determines to include such Account as an Eligible Account;

(s)           which is evidenced by any promissory note, chattel paper, or instrument;

(t)            which is owed by an Account Debtor located in any jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the Borrower or such Subsidiary have so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent the Borrower or such Subsidiary may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty reasonably viewed by Lender to be material in amount, and such later qualification cures any access to such courts to enforce payment of such Account;

(u)           with respect to which the Borrower or such Subsidiary has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the ordinary course of business; or

(v)           which Lender determines in its Reasonable Credit Judgment may not be paid by reason of the applicable Account Debtor’s inability to pay.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, Borrower shall notify Lender thereof (i) within one Business Day, in the case of Accounts having a face amount of more than $1,000,000 in the aggregate and (ii) on and at the time of submission to Lender of the next Availability Certificate, in all other cases.

Eligible Availability means the positive difference, if any, of (i) the sum of (a) 85% of the amount of the Eligible Accounts of the Borrower and its Subsidiaries at such time (with any Eligible Account denominated in Canadian Dollars being included in its Dollar Equivalent amount for this purpose), plus (b) 65% of the Eligible Inventory of the Borrower and its Subsidiaries, valued at the lower of cost or market on a first-in first-out basis, minus (ii) Reserves, if any, then in effect.

Eligible Inventory means, at any time, the Inventory owned by the Borrower and its Subsidiaries; provided, that, without limiting Lender’s discretion separately provided for herein, Eligible Inventory of the Borrower and its Subsidiaries shall not include any Inventory of the Borrower and its Subsidiaries:

(a)      which is not subject to a first priority perfected Lien in favor of Lender;

(b)      which is subject to any Lien other than Liens permitted hereunder;

(c)      which is, in Lender’s Reasonable Credit Judgment, slow moving, obsolete, unmerchantable, defective, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)      with respect to which any covenant, representation, or warranty contained in this Agreement or any Collateral Document has been breached or is not true;

(e)      which does not conform to all standards imposed by any governmental authority;

(f)       which is not finished goods or which constitutes work-in-process, subassemblies (unless Lender determines, in its Reasonable Credit Judgment, to include such work-in-process or subassemblies as Eligible Inventory), packaging and shipping material, manufacturing supplies, display items, bill-and-hold goods, returned or repossessed goods (other than goods that are undamaged and able to be resold in the ordinary course of business), defective goods, goods held on consignment, goods to be returned to the Borrower or a Subsidiary or goods which are not of a type held for sale in the ordinary course of business;

(g)      which is not located in the U.S. or Canada or which is in transit with a common carrier from vendors and suppliers;

(h)      which is located in any location leased by the Borrower or one of its Subsidiaries unless (i) the lessor has delivered to Lender a collateral access agreement reasonably acceptable to Lender or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by Lender in its Reasonable Credit Judgment;

(i)       which is located in any third party warehouse or is in the possession of a bailee, unless (i) such warehouseman or bailee has delivered to Lender a collateral access agreement reasonably acceptable to Lender and such other documentation as Lender may require or (ii) an appropriate Reserve has been established by Lender in its Reasonable Credit Judgment;

(j)       which is the subject of a consignment by the Borrower or a Subsidiary as consignor;

(k)      which is perishable;

(l)       which is subject to any negotiable document; or

(m)     which contains or bears any intellectual property rights licensed to the Borrower or a Subsidiary unless Lender is satisfied that the holder of a Lien in such Inventory may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, Borrower shall notify Lender thereof (i) within one Business Day, in the case of Inventory having a value of more than $1,000,000 in the aggregate and (ii) on and at the time of submission to Lender of the next Availability Certificate, in all other cases.

Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

Environmental Laws means any applicable federal, state, provincial, local, municipal, foreign, international, multinational, constitution, law, ordinance, principle of common law, regulation, statute, permit or treaty together with all administrative orders, directed duties, requests, licenses and authorizations of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

External Credit Facility means that certain Credit Agreement dated as of even date herewith by and among the Owner, as “Borrower” thereunder, Madison Capital Funding LLC, as

Syndication Agent and Co-Lead Arranger, The CIT Group/Business Credit, Inc., as Administrative Agent, Collateral Agent and Co-Lead Arranger, and the financial institutions from time to time party thereto as lenders, as the same may be amended, restated or modified from time to time.

Event of Default means any of the events described in Section 8.1.

Exchange Rate means with respect to any non-U.S. Dollar currency on any date, the rate at which such currency may be exchanged into U.S. Dollars as set forth on such date on the relevant Reuters currency page at or about 11:00 A.M., London time, on such date. In the event that such rate does not appear on any Reuters currency page or is otherwise unavailable to Lender, the “Exchange Rate” with respect to such non-U.S. Dollar currency shall be determined by reference to the Wall Street Journal or such other publicly available service for displaying exchange rates as may be reasonably agreed upon by Lender and Borrower.

Federal Funds Rate means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Lender, quoted for overnight Federal Funds transactions last arranged prior to such day.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrower and the Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum for such period of (i) all income taxes, and tax distributions described in Section 7.3, paid or payable (without duplication) in cash by Borrower and the Subsidiaries, (ii) all Capital Expenditures, and (iii) management fees paid in cash to Manager during such period or payable to Manager within 30 days of the end of such period (other than management fees paid concurrent with the Closing Date or within 15 days after the Closing Date) to (b) the sum for such period of (i) Interest Expense accrued for such Computation Period and paid or payable in cash at any time by Borrower and the Subsidiaries, plus (ii) required payments of principal of Funded Debt (including the Term Loans but excluding the Revolving Loans and excluding required payments in respect of earn-out payments permitted hereunder and otherwise permitted under the terms of the External Credit Facility).

Forest Capital Lease means, collectively, that certain Lease Agreement dated December 29, 2006 by and between Spirit Master Funding and Ivex Packaging and Atlas Real Estate New Castle LLC with respect to certain property located in Bridgeview, Illinois, and that certain Lease Agreement dated December 29, 2006 by and between Spirit Master Funding and Ivex Packaging and New Castle with respect to certain property located in New Castle, Pennsylvania.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Funded Debt means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).

GAAP means, for Subsidiaries that are not Canadian Subsidiaries, generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, and, for Canadian Subsidiaries, means generally accepted accounting principles in effect in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants and consistently applied as of the date of determination.

Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement, dated as of the Closing Date, by each Loan Party in favor of Lender, as amended, restated or otherwise modified from time to time.

Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental liability, if any, with respect to such Hedging Obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Interest Coverage Ratio means, for any Computation Period, the ratio of (a) the remainder of (i) EBITDA for such Computation Period minus (ii) the aggregate amount of management fees paid in cash by Borrower pursuant to the Management Agreement to (b) Interest Expense accrued for such Computation Period and paid or payable in cash at anytime by Borrower and the Subsidiaries (excluding in all instances any interest paid in kind).

Interest Expense means for any period the consolidated interest expense of Borrower and the Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan:  (a) with respect to an initial request by Borrower for a LIBOR Loan or the conversion of a Base Rate Loan to a LIBOR Loan, at the option of Borrower, a one-month, two-month, three-month or six-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one month, two months, three months or six months thereafter, as applicable, (b) with respect to any continuation of a LIBOR Loan, at the option of Borrower a one-month, two-month, three-month or six-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one month, two months, three months or six months thereafter, as applicable; provided that (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) if any Interest Period begins on the last Business Day of any month, or on a day for which there is no numerically corresponding day in the month in which such Interest Period ends, such Interest Period shall end on the last Business Day of the month in which such Interest Period ends; (c) Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and (d) Borrower may not select any Interest Period for the Term Loans if, after giving effect to such selection, the aggregate principal amount of the portion of the applicable Term Loan having Interest Periods ending after any date on which an installment of such Term Loan is scheduled to be repaid would exceed the aggregate principal amount of the Term Loan scheduled to be outstanding after giving effect to such repayment.

Inventory has the meaning set forth in the Guarantee and Collateral Agreement.

Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition.

Investment Affiliate means, with respect to Owner, any fund or investment vehicle that (a) is organized by Owner for the purpose of making equity or debt investments in one or more companies and (b) is controlled by Owner. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

IRC means the Internal Revenue Code of 1986, as amended.

Legal Costs means, with respect to any Person, (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, (b) the reasonable allocable cost of internal legal services of such Person and all reasonable disbursements of such internal counsel and (c) all court costs and similar legal expenses.

Lender has the meaning set forth in the Preamble.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, a rate of interest equal to the quotient obtained by dividing:  (a) at Lender’s election, (i) LIBOR for such Interest Period as quoted to Lender by JPMorgan Chase Bank (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by Lender at which deposits in US Dollars are offered for such Interest Period as presented on the Reuters Screen LIBOR 01 Page at 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on the Reuters Screen LIBOR 01 Page for such Interest Period, the arithmetic mean of all such rates, as determined by Lender, will be the rate elected); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period. If no such rate appears on the Reuters Screen LIBOR 01 Page, Lender shall use the applicable rate published in the “Money Rates” section of The Wall Street Journal or another national publication selected by Lender).

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan Documents means this Agreement, the Notes, if any, the Collateral Documents and all documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time.

Loan Party means Borrower and each Subsidiary.

Loans means Revolving Loans and Term Loans.

Management Agreement means that certain Management Services Agreement dated as of November     , 2007 between Borrower and the Manager, as amended, restated, supplemented or otherwise modified from time to time.

Manager means Atlas Industries Management LLC, a Delaware limited liability company.

Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of the Borrower and the other Loan Parties to perform their Obligations under the Loan Documents taken as a whole or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Borrower and the Loan Parties of the Loan Documents taken as a whole.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Lender a Lien on a real property interest of any Loan Party, each as amended, restated or otherwise modified from time to time.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

Net Cash Proceeds means:

(a)           with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses and, in the case of a Disposition of any asset, costs of preparing such asset for sale), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Loan Party), (iii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien prior to the Lien of Lender on the asset subject to such Disposition and (v) with respect to any Disposition described in clause (b) or (c) of the definition thereof (without regard for the exclusions in such definition), all money actually applied within 180 days to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking, all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and

(b)           with respect to any issuance of equity securities, the aggregate cash proceeds received by Borrower or any Subsidiary pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable broker, sales and underwriter’s commission and all legal fees and expenses).

Non-Senior Debt means the Term B Loans plus any unsecured Debt of Borrower or a Subsidiary which has subordination terms, covenants, pricing and other terms which have been approved in writing by Lender.

Note means a promissory note substantially in the form of Exhibit D, if any, which may be used from time to time to evidence any of the Loans, as the same may be amended, restated or otherwise modified from time to time.

Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith and all Hedging Obligations permitted hereunder which are owed to Lender or its Affiliates, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, and whether or not a claim for any of the foregoing is allowed in whole or in part in any proceeding under the Bankruptcy Code with respect to any Loan Party.

Owner means Atlas Industries Holdings LLC, a Delaware limited liability company.

Paid in Full means, with respect to any Obligations, (a) the payment in full in cash and performance of all such Obligations, and (b) the termination of all Commitments relating to such Obligations.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), or, as applicable, a “registered pension plan” as such term is defined in the Income Tax Act (Canada), and, in any case, to which Borrower or any member of the Controlled Group or a Canadian Subsidiary has any liability.

Permitted Management Fees means management or consulting fees payable pursuant to the terms of the Management Agreement in an aggregate amount not to exceed $1,020,000 in any fiscal year.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prepayment Premium means, (a) in connection with any prepayment of the Term B Loans pursuant to Section 2.8.1, an amount equal to the applicable percentage of the principal amount of the Term B Loans or portion thereof to be prepaid as follows:

If prepaid during the 12-month period ending November	Applicable Percentage
2008	5.0%
2009	4.0%
2010	3.0%
2011	2.0%
2012 and thereafter	0.0; %

and (b) in connection with any prepayment of the Term A Loans pursuant to Section 2.8.1, an amount equal to the applicable percentage of the principal amount of the Term A Loans or portion thereof to be prepaid as follows:

If prepaid during the 12-month period ending November	Applicable Percentage
2008	1.0%
2009	0.5%
2010 and thereafter	0.0%

Reasonable Credit Judgment means in respect of eligibility criteria and similar matters, reasonable credit judgment from the perspective of a senior secured lender in an asset based loan transaction, and, as it relates to the establishment of Reserves or the adjustment or imposition of exclusionary criteria, shall require that (i) such establishment, adjustment or imposition after the Closing Date shall be made following consultation with the Borrower with not less than two Business Days’ prior notice to Borrower, unless either exigent circumstances exist that make such prior consultation and the giving of prior notice impracticable or one or more Events of Default have occurred and are continuing, (ii) no Reserves shall be established in respect of matters that have been taken into account in determining Eligible Accounts and Eligible Inventory, as applicable and (iii) any such Reserve (or adjustment or imposition of exclusionary criteria), shall have a reasonable basis and shall be in an amount that bears a reasonable relation to the matter giving rise to such Reserve (or adjustment of imposition of exclusionary criteria).

Related Transactions means the transactions contemplated by the Stock Purchase Agreement.

Reserve means any and all reserves which Lender deems necessary, in its Reasonable Credit Judgment, to from time to time establish against the gross amounts of Eligible Accounts and Eligible Inventory (including, without limitation, reserves for rent at locations leased by the Borrower or a Subsidiary and for which no collateral access agreement reasonably acceptable to Lender is in effect, to the extent property at such locations is included in the Availability Certificate; reserves for consignee’s, warehousemen’s and bailee’s charges at locations for which no collateral access agreement reasonably acceptable to Lender is in effect, to the extent property at such locations is included in the Availability Certificate; reserves for dilution of Accounts; reserves for Inventory shrinkage; reserves for customs charges and shipping charges related to any Inventory in transit; reserves for potential environmental exposure and contingent liabilities of the Borrower and its Subsidiaries; reserves for uninsured losses of the Borrower and its Subsidiaries and reserves for taxes, fees, assessments, and other governmental charges).

Revolving Loan Commitment means $21,000,000 (as reduced from time to time pursuant to the terms hereof), plus such additional amounts, if any, that Lender may, in its sole discretion, from time to time commit to advance as Revolving Loans in connection with one or more Acquisitions.

Revolving Loans has the meaning set forth in Section 2.1.1.

Senior Debt means, as of any day, the Revolving Loans, to the extent outstanding at the end of such day, plus the aggregate principal amount of the Term A Loans outstanding at the end of such day.

Solvent means, with respect to any Person on any date, that as of such date, (a) the fair market value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

Stock Purchase Agreement means that certain Purchase Agreement dated as of November     , 2007 by and among the Borrower, as the “Buyer” thereunder, the Owner, as the “Parent” thereunder, the Target, Forest Investments LLC, TRAL Investments LLC and the other Persons named therein, collectively, as the “Sellers,” under and pursuant to which the Borrower will purchase all of the outstanding limited liability company interests of the Target from the Sellers.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiary or Subsidiaries herein shall be a reference to Subsidiary or Subsidiaries of Borrower. In all cases, “Subsidiary” shall mean and include Forest Resources LLC, a Delaware limited liability company.

Target means Forest Resources LLC, a Delaware limited liability company.

Term A Loan Commitment means $15,500,000 plus, after the Closing Date, such additional amounts, if any, that Lender may, in its sole discretion, from time to time advance as Term A Loans in connection with one or more Acquisitions.

Term A Loan Maturity Date means November     , 2013 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term A Loans means a loan from Lender to Borrower in the principal amount of the Term A Loan Commitment on the Closing Date, together with such other loans, if any, pursuant to the Term A Loan Commitment.

Term B Loan Commitment means $31,000,000 plus, after the Closing Date, such additional amounts, if any, that Lender may, in its sole discretion, from time to time advance as Term B Loans in connection with one or more Acquisitions.

Term B Loan Maturity Date means November     , 2013 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term B Loans means a loan from Lender to Borrower in the principal amount of the Term B Loan Commitment on the Closing Date, together with such other loans, if any, pursuant to the Term B Loan Commitment.

Term Loans means the Term A Loans and the Term B Loans, collectively.

Termination Date means November     , 2012 or such earlier date on which the Revolving Loan Commitment terminates pursuant to Section 2.8 or Section 8.

Total Debt means, as of any day, all Debt (other than Debt described in clause (h) of the definition thereof and Debt of any Loan Party to another Loan Party) of Borrower and the Subsidiaries at the end of such day, determined on a consolidated basis.

Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.

Transaction Services Fee means a transaction fee payable by the Borrower or any Subsidiary to Manager (or an Affiliate of Manager) in connection with an acquisition or sale of any Subsidiary that is otherwise permitted under this Agreement and under the terms of the External Credit Facility.

Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries herein shall be a reference to Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of Borrower.

1.2           Interpretation.

In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender, Borrower and the other parties thereto and are the products of all parties; accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation.

Section 2.               Credit Facilities.

2.1           Commitments.

On and subject to the terms and conditions of this Agreement, Lender agrees as follows:

2.1.1        Revolving Loan Commitments.

Lender will make loans to Borrower on a revolving basis (“Revolving Loans”) from time to time and Borrower may repay such loans from time to time until the Termination Date in such amounts as Borrower may request from Lender; provided, that after giving effect to such Revolving Loans, the Revolving Loans outstanding will not at any time exceed the Borrowing Availability.

2.1.2        Term Loan Commitments.

Lender agrees to make (a) a Term A Loan to Borrower on the Closing Date in an amount equal to the Term A Loan Commitment as of the Closing Date, and (b) a Term B Loan to Borrower on the Closing Date in an amount equal to the Term B Loan Commitment as of the Closing Date. Lender shall have no obligation to make Term Loans after the Closing Date. Term Loans which are repaid or prepaid by Borrower, in whole or in part, may not be re-borrowed.

2.2           Loan Procedures.

2.2.1        Loan Types.

Each Loan (other than the Term B Loans and otherwise subject to Section 2.5.1(b)) shall be either a Base Rate Loan or a LIBOR Loan, as Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than five different Interest Periods shall exist among outstanding LIBOR Loans at any one time. Notwithstanding the foregoing or any other provision of this Agreement, Borrower may not select any Interest Period for a LIBOR Loan which is longer than one month prior to the earlier of (a) 90 days after the Closing Date and (b) the date that Lender at its reasonable discretion notifies Borrower that it may select a different Interest Period for any LIBOR Loans. Notwithstanding anything to the contrary set forth in this Agreement, any Loans requested to be made or converted in respect of the Revolving Loan Commitment is subject to the then applicable interest rate on any outstanding Revolving Loans and in any case all such Revolving Loans shall bear the same interest rate.

2.2.2        Borrowing.

Borrower shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Lender of each proposed borrowing of a Revolving Loan not later than (a) in the case of a Base Rate borrowing, 11:00 a.m. New York City time at least one (1) Business Day prior to the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 a.m. New York City time at least four (4) Business Days prior to the proposed date of such borrowing; provided, however, that Lender shall have no obligation to advance such borrowings more than one time each week, except as otherwise provided in Section 2.2.1. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify, in the form of a Borrowing Notice, the date, amount and type of borrowing and, in the case of  LIBOR borrowing, the initial Interest Period therefor. So long as Borrower’s request is timely made and the conditions precedent set forth in Section 4 with respect to such borrowing have been satisfied, Lender shall pay over the proceeds of such borrowing request to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of $250,000 or of any integral multiple of $50,000 in excess thereof, and each LIBOR borrowing shall be in an aggregate amount of $250,000 or of any integral multiple of $50,000 in excess thereof.

2.2.3        Conversion; Continuation.

(a)          Subject to Section 2.2.1, Borrower may, upon irrevocable written notice to Lender in accordance with clause (b) below, elect (i) as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of not less than $250,000 or a higher integral multiple of $50,000) into Loans of the other type or (ii) as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $250,000 or a higher integral multiple of $50,000) for a new Interest Period; provided, that any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.5.

(b)         Borrower shall give written or telephonic notice (followed immediately by written confirmation thereof) to Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 a.m. New York City time at least one Business Day prior to the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 a.m. New York City time at least four Business Days prior to the proposed date of such conversion or continuation, specifying in each case in the form of a Conversion/Continuation Notice:  (i) the proposed date of conversion or continuation; (ii) the aggregate amount of Loans to be converted or continued; (iii) the type of Loans resulting from the proposed conversion or continuation; and (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)          If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)         Notwithstanding anything in this Agreement to the contrary, Borrower shall have the ability to convert from a Base Rate Loan to a LIBOR Loan, or from a LIBOR Loan to a Base Rate, with respect to each of the Term A Loan, the Term B Loan and the Revolving Loans not more than once during any Fiscal Quarter.

2.3           Certain Conditions.

Notwithstanding any other provision of this Agreement, Lender shall not have an obligation to make any Loan, or to permit the continuation of any expiring LIBOR Loan as a LIBOR Loan, or to permit any conversion into any LIBOR Loans, if an Event of Default or Default exists.

2.4           Loan Accounting.

2.4.1        Recordkeeping.

Lender shall record in its records the date and amount of each Loan made and each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.5           Interest.

2.5.1        Interest Rates.

(a)          Other than, in each case, with respect to the Term B Loans, the applicable per annum interest rate for which shall be as set forth in clause (b) of this Section 2.5.1, Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:  (a) at all times which such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin; and (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin; provided, that (i) at any time an Event of Default exists, if requested by Lender, the Applicable Margin corresponding to each Loan shall be increased by two percentage points per annum (and, in the case of Obligations not subject to an Applicable Margin, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus the Applicable Margin plus two percentage points per annum), (ii) any such increase may thereafter be rescinded by Lender, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Borrower to Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

(b)         Borrower promises to pay interest on the unpaid principal amount of the Term B Loan for the period commencing on the date of such Loan until such Loan is paid in full at the rate of 14.25% per annum; provided, that (i) at any time an Event of Default exists, if requested by Lender, the applicable interest rate for the Term B Loans shall be increased by two percentage points per annum, (ii) any such increase may thereafter be rescinded by Lender, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Borrower to Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

2.5.2        Interest Payment Dates.

Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each month and at maturity in cash. Accrued interest on the Term B Loan shall be payable in arrears on the last day of each month and at maturity in cash. Accrued interest on each LIBOR Loan shall be payable (a) on the last day of each month during such Interest Period, or on the last day of such Interest Period, as applicable, relating to such Loan, (b) upon a prepayment of such Loan in accordance with Section 2.8 and (c) at maturity in cash; provided, however, that to the extent interest is paid by Borrower on any day other than the last day of the applicable Interest Period, Borrower shall be responsible for, and shall promptly pay to Lender, any breakage costs actually incurred by Lender as a result thereof. After maturity and at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash on demand at the rates specified in Section 2.6.1.

2.5.3        Setting and Notice of LIBOR Rates.

The applicable LIBOR Rate for each Interest Period shall be determined by Lender, and notice thereof shall be given by Lender promptly to Borrower. Each determination of the applicable LIBOR Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Lender shall, upon written request of Borrower, deliver to Borrower a statement showing the computations used by Lender in determining any applicable LIBOR Rate hereunder.

2.5.4        Computation of Interest.

Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 365/366 days for interest calculated at the Base Rate or with respect to the Term B Loans and (b) 360 days for interest calculated at the LIBOR Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

2.6           Fees.

2.6.1        Commitment Fee.

For the period from the Closing Date to the Termination Date, Borrower agrees to pay to Lender a Commitment Fee equal to the Applicable Margin multiplied by the amount by which the Revolving Loan Commitment exceeds the average daily Revolving Loans outstanding. The Commitment Fee shall be payable in arrears on the last day of each calendar month and on the Termination Date for any period then ending for which the Commitment Fee shall not have previously been paid. The Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

2.6.2        Collateral Management Fee.

For the period from the Closing Date to the Termination Date, Borrower agrees to pay to Lender a collateral management and administration fee in the amount of $1,000 per month, payable in arrears on the last day of each calendar month.

2.7           Commitment Reduction.

2.7.1        Voluntary Reduction or Termination of Revolving Loan Commitment.

Borrower may from time to time on at least five Business Days’ prior written notice received by Lender permanently reduce the Revolving Loan Commitment to an amount not less than the Revolving Loans. Any such reduction shall be in an amount not less than $250,000 or a higher integral multiple of $100,000. Concurrently with any reduction of the Revolving Loan Commitment to zero, Borrower shall pay all interest on the Revolving Loans and all commitment fees. All reductions in the Revolving Loan Commitment shall be subject to an Early Termination Payment.

2.8           Prepayment.

2.8.1        Voluntary Prepayment.

Borrower may from time to time, on at least one Business Day’s written notice or telephonic notice (if a telephonic notice, followed immediately by written confirmation thereof) to Lender not later than 11:00 a.m. New York City time on such day, prepay the Term Loans in whole or in part; provided that Borrower may not prepay all or any portion of the Term B Loans if, either immediately prior to or after giving effect to any such prepayment, any portion of the Revolving Loans or Term A Loans are outstanding. Such notice to Lender shall specify the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $250,000 or a higher integral multiple of $100,000. All prepayments of Term Loans pursuant to this Section 2.8.1 shall be applied pursuant to Section 2.8.3 and shall be subject to the applicable Prepayment Premium for such Term Loan.

2.8.2        Mandatory Prepayment.

Borrower shall prepay, first, the Term A Loans until Paid in Full and, then, the Term B Loans until Paid in Full (in each case in the inverse order of maturity to the remaining installments thereof), at the following times and in the following amounts:

(i)            concurrently with the receipt by Borrower or any Subsidiary of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds;

(ii)           concurrently with the receipt by Borrower or any Subsidiary of any Net Cash Proceeds from any issuance of its equity securities (other than equity securities that are issued pursuant to Section 7.9(a)), in an amount equal to such Net Cash Proceeds; and

(iii)          on any day the outstanding amount of the Revolving Loans exceed Borrowing Availability, whether pursuant to a reduction of the Revolving Loan Commitments pursuant to Section 2.7.1 or otherwise, Borrower shall immediately prepay Revolving Loans in an amount sufficient to eliminate such excess.

2.8.3        All Prepayments.

(a)          Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3. All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities. All prepayments of Term Loans shall be applied first to Term A Loans until Paid in Full and then to Term B Loans and, in each case, in the inverse order of maturity to the remaining installments thereof, if applicable, and shall in each case be subject to the applicable Prepayment Premium for such Term Loans. All payments or prepayments of Revolving Loans resulting in, or made in order to effect, a permanent reduction in the Revolving Loan Commitment shall be subject to a Early Termination Payment.

(b)         Borrower shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Lender not later than 11:00 a.m. New York City time at least one Business Day prior to each mandatory prepayment pursuant to clause (a) of Section 2.8.2.

2.9           Repayment.

2.9.1        Revolving Loans.

The outstanding balance of the Revolving Loans shall be paid, for the account of Lender, in full on the Termination Date.

2.9.2        Term A Loans.

The Term A Loans shall amortize as provided in the following table, with each annualized amount being due and payable in equal monthly installments on the last day of each month, commencing December ___, 2007 and continuing to the Term Loan A Maturity Date, on which date the then outstanding Term A Loans shall be paid in full:

Year	Monthly Amortization Amount
1	$150,000
2	$150,000
3	$150,000
4	$150,000
5	$150,000
6	$150,000

2.9.3        Term B Loans.

The Term B Loans shall be Paid in Full on the Term B Loan Maturity Date.

2.10         Payment.

2.10.1      Making Payments.

All payments of principal of or interest in respect of the Loans, and of all fees, shall be made by Borrower to Lender without setoff, recoupment or counterclaim and in immediately available funds at the office specified by Lender not later than 12:00 noon New York City time on the date due, and funds received after that hour shall be deemed to have been received by Lender on the following Business Day.

2.10.2      Application of Payments and Proceeds.

(a)          Except as set forth in Section 2.8.2 and Section 2.8.3, and subject to the provisions of Sections 2.10.2(b) and 2.10.2(c) below, each payment of principal shall be applied to such Loans as Borrower shall direct by notice to be received by Lender on or before the date of such payment or, in the absence of such notice, as Lender shall determine in its discretion.

(b)         If an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Lender shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Lender, to the payment of the Obligations in the following order:

(i)            FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Lender under this Agreement or any other Loan Document, and any other Obligations owing to Lender in respect of sums advanced by Lender to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Lender), based on such Lender’s pro rata share thereof, until Paid in Full;

(ii)           SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lender, other than in respect of Term B Loans, based on such Lender’s pro rata share thereof, until Paid in Full;

(iii)          THIRD, to the payment of all accrued and unpaid interest due and owing to Lender, other than in respect of Term B Loans, based on such Lender’s pro rata share thereof, until Paid in Full;

(iv)          FOURTH, to the payment of all principal of the Loans, other than Term B Loans, due and owing, based on such Lender’s pro rata share thereof, until Paid in Full;

(v)           FIFTH, to the payment of all Hedging Obligations due and owing to Lender or its Affiliates, based on its or their pro rata share thereof;

(vi)          SIXTH, to the payment of all other Obligations owing to Lender, other than Obligations owing in respect of Term B Loans, based on such Lender’s pro rata share thereof, until Paid in Full;

(vii)         SEVENTH, to the payment of all fees, costs, expenses and indemnities due and owing to Lender in respect of Term B Loans until Paid in Full;

(viii)        EIGHTH, to the payment of all accrued and unpaid interest due and owing to Lender in respect of Term B Loans until Paid in Full;

(ix)           NINTH, to the payment of all principal of Term B Loans due and owing until Paid in Full; and

(x)            TENTH, to the payment of all other Obligations owing to Lender in respect of Term B Loans until Paid in Full.

(c)          If an Event of Default shall have occurred and be continuing but an Acceleration Event shall not exist, notwithstanding anything herein or in any other Loan Document to the contrary, Lender shall apply all or any part of payments in respect of the obligations and proceeds of Collateral, in each case as received by Lender, to the payment of the Obligations in such order as Lender may elect. In the absence of a specific determination by Lender, payments in respect of the Obligations and proceeds of Collateral received by Lender shall be applied in the following order:

(i)            FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Lender under this Agreement or any other Loan Document, and any other Obligations owing to Lender in respect of sums advanced by Lender to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Lender), based on such Lender’s pro rata share thereof, until Paid in Full;

(ii)           SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lender, other than in respect of Term B Loans, based on such Lender’s pro rata share thereof, until Paid in Full;

(iii)          THIRD, to the payment of all accrued and unpaid interest due and owing to Lender, other than in respect of Term B Loans, based upon such Lender’s pro rata share thereof, until Paid in Full;

(iv)          FOURTH, to the payment of all principal of the Loans, other than Term B Loans, then due and owing, based upon such Lender’s pro rata share thereof, until Paid in Full;

(v)           FIFTH, to the payment of Revolving Loans and the Term A Loans not then due and owing, based upon such Lender’s pro rata share thereof, until Paid in Full;

(vi)          SIXTH, to the payment of all Hedging Obligations owing to Lender or its Affiliates, pro rata in accordance with Lender’s or one of its Affiliate’s share thereof, until Paid in Full;

(vii)         SEVENTH, to the payment of all other Obligations owing to Lender, other than Obligations owing in respect of Term B Loans, until Paid in Full;

(viii)        EIGHTH, to the payment of all fees, costs, expenses and indemnities due and owing to Lender in respect of Term B Loans until Paid in Full;

(ix)           NINTH, to the payment of all accrued and unpaid interest due and owing to Lender in respect of Term B Loans until Paid in Full;

(x)            TENTH, to cash collateralize Obligations consisting of Term B Loans not yet due and owing until Paid in Full; and

(xi)           ELEVENTH, to the payment of all other Obligations owing to Lender in respect of Term B Loans until Paid in Full.

2.10.3      Payment Dates.

If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.10.4      Set-off.

Borrower agrees that Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default has occurred and is continuing, Lender may apply to the payment of any Obligations of Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Lender.

Section 3.               Yield Protection.

3.1           Taxes.

(a)   All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding taxes imposed on or measured by Lender’s net income by the jurisdiction under which Lender is organized or conducts business (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will:  (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority; and (iii) pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Lender with respect to any payment received by Lender hereunder, Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b)         If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental Taxes, interest or penalties that may become payable by Lender as a result of any such failure.

3.2           Increased Cost.

(a)          If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose on Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described above is to increase the cost to (or to impose a cost on) Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under its Note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b)         If Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

3.3           Inadequate or Unfair Basis.

If Lender reasonably determines (which determination shall be binding and conclusive on Borrower) that, by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, then Lender shall promptly notify the Borrower thereof and, so long as such circumstances shall continue, (a) Lender shall be under no obligation to make or convert any Base Rate Loans into LIBOR Loans and (b) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

3.4           Change in Law.

If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, would make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan shall remain outstanding for the period corresponding to the Interest Period originally applicable to such LIBOR Loan absent such circumstances.

3.5           Funding Losses.

Borrower hereby agrees that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), Borrower will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 3.3 or 3.4) or (b) any failure of Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For the purposes of this Section 3.5, all determinations shall be made only to the extent Lender has actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

3.6           Manner of Funding; Alternate Funding Offices.

Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion. Lender may, if it so elects, fulfill its commitment to make any LIBOR Loan by causing any branch or Affiliate of Lender to make such Loan; provided that in such event for the purpose of this Agreement, such Loan shall be deemed to have been made by Lender, the obligation of Borrower to repay such Loan shall nevertheless be to Lender and shall be deemed held by Lender, to the extent of such Loan, for the account of such branch or Affiliate.

3.7           Mitigation of Circumstances.

Lender shall promptly notify Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s sole judgment, otherwise disadvantageous to Lender) to mitigate or avoid any obligation by Borrower to pay any amount pursuant to Sections 3.1 or 3.2 or the occurrence of any circumstances described in Sections 3.3 or 3.4 (and, if Lender has given notice of any such event and thereafter such event ceases to exist, Lender shall promptly so notify Borrower).

3.8           Conclusiveness of Statements; Survival.

Determinations and statements of Lender pursuant to Sections 3.1, 3.2, 3.3, 3.4 or 3.5 shall be conclusive absent demonstrable error. Lender may use reasonable averaging and attribution methods in determining compensation under Sections 3.1, 3.2 and 3.5 and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, if any, and termination of this Agreement.

Section 4.               Conditions Precedent.

The obligation of Lender to make the Loans is subject to the following conditions precedent:

4.1           Initial Credit Extension.

The obligation of Lender to make the initial Loans hereunder is, in addition to the conditions precedent specified in Section 4.2, subject to the following conditions precedent, each of which shall be satisfactory in all respects to Lender:

4.1.1        EBITDA.

EBITDA, as adjusted by adjustments satisfactory to Lender, for the 12 month period ending September 30, 2007 shall not be less than $7,900,000.

4.1.2        Initial Loans.

After giving effect to the consummation of the Related Transactions and the funding of the initial Loans on the Closing Date, not more than $3,000,000 in Revolving Loans shall be advanced or issued (as applicable) on the Closing Date.

4.1.3        Debt to be Repaid.

The Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full.

4.1.4        Fees.

Borrower shall have paid all fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.

4.1.5        Delivery of Loan Documents.

Borrower shall have delivered the following documents in form and substance satisfactory to Lender (and, as applicable, duly executed by each Loan Party a party thereto and dated the Closing Date or an earlier date satisfactory to Lender):

(a)          Agreement. This Agreement.

(b)         Collateral Documents. The Guarantee and Collateral Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and pledged Collateral, with undated irrevocable transfer powers executed in blank).

(c)          Financing Statements. Properly completed Uniform Commercial Code, or in the case of a Canadian Subsidiary Personal Property Security Act, financing statements and other filings and documents required by law or the Loan Documents to provide Lender perfected Liens (subject only to Liens permitted pursuant to Section 7.2) in the Collateral.

(d)         Lien Searches. Copies of Uniform Commercial Code, or in the case of a Canadian Subsidiary Personal Property Security Act, search reports listing all effective financing statements filed against any Loan Party, with copies of such financing statements.

(e)          Mortgages. Mortgages providing Lender perfected Liens (subject only to Liens permitted pursuant to Section 7.2) in the real property Collateral owned by Borrower or any Subsidiary of Borrower (other than a Canadian Subsidiary), with ALTA loan title insurance policies issued by insurers reasonably acceptable to Lender, ALTA surveys and such flood and/or earthquake insurance as Lender may reasonably request, and in the case of a Canadian Subsidiary, title insurance policies issued by First Canadian Title Insurance Company Ltd. Or another title insurer of equivalent reputation in Canada. Additionally, in the case of any leased real property of Borrower or any Subsidiary of Borrower, a consent, in form and substance satisfactory to Lender, from the owner and/or mortgagee (a) consenting to the Mortgage of the leasehold interest in favor of Lender with respect to such property and (b) waiving any landlord’s

Lien in respect of personal property kept at the premises subject to such lease; provided that Lender shall reasonably consider any request by Borrower to forgo the delivery of any such consent in its reasonable credit judgment or to defer the delivery of any such consent.

(f)          Collateral Access Agreements. Collateral Access Agreements reasonably requested by Lender with respect to the Collateral.

(g)         Payoff; Release. Payoff letters evidencing repayment in full of all Debt to be Repaid, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

(h)         Letter of Direction. A letter of direction containing funds flow information, with respect to the proceeds of the Loans on the Closing Date.

(i)           Authorization Documents. For each Loan Party, such Person’s (i) charter (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its jurisdiction of incorporation (or formation) and in each other jurisdiction requested by Lender, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(j)           Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming Lender as loss payee and/or additional insured, as applicable.

(k)          Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.

(l)           Appraisals. Appraisals of Collateral as reasonably requested by Lender, prepared by appraisers reasonably satisfactory to Lender.

(m)         Environmental Reports. Environmental site assessment reports reasonably requested by Lender, prepared by environmental engineers reasonably satisfactory to Lender.

(n)         Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise, including pursuant to the Hart-Scott-Rodino Act and all related state anti-trust laws and regulations) required for the execution, delivery and performance by each Loan Party of the Loan Documents and the Related Transactions have been duly obtained and are in full force and effect.

(o)         Legal Opinion. Opinions of counsel (which opinions may be provided by in-house counsel) with respect to such matters as Lender shall require, which are in form and substance satisfactory to Lender.

(p)         Other Documents. Such other certificates, documents and agreements as Lender may reasonably request.

4.2           All Credit Extensions.

The obligation of Lender to make each Loan is subject to the additional conditions precedent that (unless such conditions are waived by Lender), both before and after giving effect to any borrowing, (a) the representations and warranties of Borrower and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), and (b) no Event of Default or Default shall have then occurred and be continuing. Each request by Borrower for the making of a Loan shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 4.2 will be satisfied at the time of the making of such Loan.

Section 5.               Representations and Warranties.

To induce Lender to enter into this Agreement and to induce Lender to make Loans hereunder, Borrower represents and warrants to Lender that, both before and after giving effect to the Related Transactions:

5.1           Organization.

Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware; each other Loan Party is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

5.2           Authorization; No Conflict.

Each of Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document and each to which it is a party memorializing the Related Transactions, Borrower is duly authorized to borrow monies hereunder, and each of Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by Borrower of this Agreement and by each of Borrower and each other Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect and other than as may be required for the lawful conduct of the business and properties of Borrower and each other Loan Party), (b) conflict with (i) any provision of applicable law in any material respect, (ii) the charter, by-laws or other organizational documents of Borrower or any other Loan Party or (iii) any material agreement, indenture, instrument or other document, or any material judgment, order or decree, which is binding upon Borrower or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, any

Subsidiary or any other Loan Party (other than Liens in favor of Lender created pursuant to the Collateral Documents or which are otherwise permitted by the terms hereof).

5.3           Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4           Financial Condition.

(a)          The audited consolidated financial statements of the Target and the Subsidiaries as at its Fiscal Years ending December 31, 2006 (the “Balance Sheet Date”) and December 31, 2005, and the unaudited consolidated financial statements of the Target and the Subsidiaries as at June 30, 2007, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and fairly present in all material respects the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b)         The consolidated financial projections (including an operating budget and a cash flow budget) of Borrower and the Subsidiaries for the 4 year period commencing November 1, 2007 delivered to Lender on or prior to the Closing Date (i) were prepared by Borrower in good faith and (ii) were prepared in accordance with assumptions for which Borrower has a reasonable basis, and the accompanying consolidated pro forma balance sheet of Borrower and the Subsidiaries as at the Closing Date, adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections.

5.5           No Material Adverse Change.

Since the Balance Sheet Date, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole.

5.6           Litigation.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against any Loan Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6. As of the Closing Date, other than any liability incident to such litigation or proceedings, neither Borrower nor any other Loan Party has any material Contingent Obligations not listed on Schedule 7.1.

5.7           Ownership of Properties; Liens.

Except as would not reasonably be expected to have a Material Adverse Effect, each of Borrower and each other Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights) other than such properties and assets that it holds on license or lease, free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), except as permitted by Section 7.2.

5.8           Capitalization.

All issued and outstanding equity securities of Borrower and the other Loan Parties are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Lender or which are otherwise permitted by the terms hereof. Schedule 5.8 sets forth the authorized equity securities of each Loan Party as of the Closing Date. As of the Closing Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of Borrower or any other Loan Party.

5.9           Pension Plans.

(a)   Other than with respect to Canadian Subsidiaries, during the twelve-consecutive-month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Borrower or any other Loan Party of any material liability, fine or penalty which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except in each case as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither any Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and neither Borrower nor any member of the Controlled Group has received any written notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is being (or is reasonably likely to be) terminated, or that any such plan is (or is reasonably likely to become) insolvent.

(b)         With respect to Canadian Subsidiaries, each Canadian Subsidiary has adopted all Pension Plans required by applicable law and applicable collective bargaining agreements and each of such plans is in compliance with such applicable law and collective bargaining agreements. No Canadian Subsidiary is obligated to contribute to any defined benefit Pension Plan and no steps have been taken to terminate any Pension Plan (wholly or in part) which could result in the Canadian Subsidiary being required to make an additional contribution to the Pension Plan; no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien or charge under any applicable pension or tax laws of any jurisdiction; and no condition exists and no event or transaction or breach has occurred with respect to any Pension Plan which is reasonably likely to result in the incurrence by an Obligor of any material liability, fine or penalty.

5.10         Investment Company Act.

Neither Borrower nor any other Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.

5.11         Margin Stock.

Neither Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.12         Taxes.

Except as would not reasonably be expected to have a Material Adverse Effect, each of Borrower and each other Loan Party has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.13         Solvency.

On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to each of Borrower and each other Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.14         Environmental Matters.

Except as set forth in Schedule 5.14, the on-going operations of Borrower and each other Loan Party comply in all material respects with all applicable Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Borrower and each other Loan Party have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Borrower and each other Loan Party are in compliance with all material terms and conditions thereof, in each case except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.14, none of Borrower, any other Loan Party or any of their respective properties or operations is subject to any material encumbrance or order imposed by any Governmental Body in connection with the violation of any Environmental Law, any Environmental Claim or the presence or release of any Hazardous Substances. Except as set forth in Schedule 5.14, there are no Hazardous Substances present, and there have been no Releases of Hazardous Substances, in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Borrower in quantities sufficient to form the basis for an Environmental Claim or to create the reasonable likelihood of a Material Adverse Effect nor, to the knowledge of Borrower, have any Hazardous Substances migrated or threatened to migrate from other properties upon, about or beneath any properties. To the knowledge of Borrower, there are no underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances on any of the subject properties.

5.15         Insurance.

Borrower and each other Loan Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such other Loan Party operates. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.15.

5.16         Information.

All information heretofore or contemporaneously herewith furnished in writing by Borrower to Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrower to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

5.17         Intellectual Property.

Except as set forth in Schedule 5.17, Borrower and each other Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of Borrower and the other Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

5.18         Restrictive Provisions.

Neither Borrower nor any other Loan Party is a party to any agreement or contract or subject to any restriction contained in its operative documents which could reasonably be expected to have a Material Adverse Effect.

5.19         Labor Matters.

Except as set forth on Schedule 5.19, neither Borrower nor any other Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving Borrower or any other Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower and the other Loan Parties other than Canadian Subsidiaries are not in any material respect in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, and all amounts due by the Canadian Subsidiaries for wages, vacation pay, severance pay, employee deductions (including income, withholding, social security and other employment taxes), sales taxes, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada), income tax, workers’ compensation, government royalties and pension fund obligations have been paid or accrued as a liability on the books of the relevant Canadian Subsidiary.

5.20         No Default.

No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

Section 6.               Affirmative Covenants.

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) of Borrower and the other Loan Parties hereunder and under the other Loan Documents are Paid in Full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:

6.1           Information.

Furnish to Lender:

6.1.1        Annual Report.

Promptly when available and in any event within 90 days after the close of each Fiscal Year:  (a) a copy of the annual audit report of Borrower and its Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Borrower and its Subsidiaries as at the end of such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in generally accepted principles of accounting and required or approved by Borrower’s independent certified public accountants) by independent auditors of recognized standing selected by Borrower and reasonably acceptable to Lender; and (b) a consolidating balance sheet of Borrower and the Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flows for Borrower and the Subsidiaries for such Fiscal Year, together with a comparison of actual results for such Fiscal Year with the budget for such Fiscal Year, each certified by the chief financial officer of Borrower.

6.1.2        Interim Reports.

Promptly when available and in any event within 30 days (or, in the case of month-end dates corresponding to the end of a Fiscal Quarter, 40 days) after the end of each month, (i) consolidated and consolidating balance sheets of Borrower and the Subsidiaries as of the end of such month, together with consolidated and consolidating statements of earnings and a consolidated and consolidating statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year (for period prior to December 31, 2008, such comparisons to be on a quarterly basis and delivered only after the end of a Fiscal Quarter), certified by the chief financial officer of Borrower, and (ii) for monthly financial statements that correspond to the end of a Fiscal Quarter, a written statement of Borrower’s management setting forth a discussion of Borrower’s financial condition, changes in financial condition and results of operations.

6.1.3        Compliance Certificate.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of interim reports issued at the end of each Fiscal Quarter pursuant to Section 6.1.2 (a) a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements, and signed by the chief financial officer of Borrower, containing a computation of the financial ratios and restrictions set forth in Section 7.12 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (b) an Availability Certificate showing a determination of Eligible Availability.

6.1.4        Notice of Default; Litigation; ERISA Matters.

Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:

(a)          the occurrence of an Event of Default or a Default;

(b)         any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lender which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or any other Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c)          the institution of any steps by any member of the Controlled Group or any Canadian Subsidiary or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group or any Canadian Subsidiary to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA or a Lien under applicable Canada law) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that Borrower or any other Loan Party furnish a bond or other security to the PBGC or, in Canada, the Pension Benefit Fund, or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could reasonably be expected to result in the incurrence by any member of the Controlled Group or any Canadian Subsidiary of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or any other Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that material increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is being (or is reasonably likely to be) terminated, or that any such plan is (or is reasonably likely to become) insolvent;

(d)         any cancellation or material change in any insurance maintained by Borrower or any other Loan Party; or

(e)          any other event (including (i) any violation of any applicable Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

6.1.5        Management Report.

Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrower or any other Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrower or any other Loan Party.

6.1.6        Non-Senior Debt Notices.

Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Non-Senior Debt.

6.1.7        Other Information.

Promptly from time to time, such other information concerning Borrower and any other Loan Party as Lender may reasonably request, including, without limitation, within three (3) Business Days of the Lender’s request therefor, an updated Availability Certificate.

6.2           Books; Records; Inspections.

Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, Lender or any representative thereof to inspect the properties and operations of Borrower or such other Loan Party; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Lender or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with Lender or any representative thereof), and to examine (and, at the expense of Borrower or the applicable Loan Party, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, Lender and its representatives to inspect the Collateral and other tangible assets of Borrower or such Loan Party, to perform appraisals of the equipment of Borrower or such Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral. All such inspections or audits by Lender shall be at Borrower’s expense, provided that so long as no Event of Default or Default exists, Borrower shall not be required to reimburse Lender for appraisals more frequently than once each Fiscal Year.

6.3           Maintenance of Property; Insurance.

(a)          Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of Borrower or such other Loan Party in good working order and condition, ordinary wear and tear excepted.

(b)         Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date. Upon request of Lender, Borrower shall furnish to Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party. Borrower shall cause each issuer of an insurance policy to provide Lender with an endorsement (i) showing Lender as a loss payee with respect to each policy of property or casualty insurance and naming Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Lender prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Lender. Borrower shall execute and deliver to Lender a collateral assignment, in form and substance satisfactory to Lender, of each business interruption insurance policy maintained by the Loan Parties.

(c)          Unless Borrower provides Lender with evidence of the continuing insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect Borrower’s and each other Loan Party’s interests. The coverage that Lender purchases may, but need not, pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Lender purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

6.4           Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrower or any other Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5           Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.4) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6           Employee Benefit Plans.

Maintain, and cause each other Loan Party to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

6.7           Environmental Matters.

If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply in all material respects with all applicable Environmental Laws and to preserve the value of such real property or other assets.

6.8           Collateral Access Agreements.

Promptly notify Lender of any location of Borrower or any other Loan Party at which Collateral with a book value in excess of $200,000 is placed or otherwise maintained located (whether such location is now existing or created or acquired after the Effective Date) and, with respect to each such location the real property for which is not owned by a Loan Party, if requested by Lender, promptly obtain written subordinations or waivers, in form and substance satisfactory to Lender, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral.

6.9           Further Assurances; Post-Closing.

(a)          Take, and cause each other Loan Party to take, such actions as are necessary or as Lender may reasonably request from time to time to ensure that the Obligations of Borrower and each other Loan Party under the Loan Documents are secured by substantially all of the assets of Borrower and each Loan Party (as well as all equity interests of Borrower and each Subsidiary) and guaranteed by each Loan Party (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with  respect to which perfection is obtained by possession.

(b)         Execute and deliver, or cause to be executed and delivered, as applicable, to the Lender each of the items listed on Schedule 6.9 attached hereto (collectively, the “Post-Closing Items”) on or before the applicable due date listed after each such Post-Closing Item, each of which Post-Closing Items must be in form, substance and content reasonably satisfactory to Lender.

Section 7.               Negative Covenants.

Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) of Borrower and the other Loan Parties hereunder and under the other Loan Documents are Paid in Full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:

7.1           Debt.

Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)          Obligations under this Agreement and the other Loan Documents;

(b)         Debt secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $1,250,000;

(c)          Debt of Borrower to any domestic Wholly-Owned Subsidiary or Canadian Subsidiary or Debt of any domestic Wholly-Owned Subsidiary or Canadian Subsidiary to Borrower or another domestic Wholly-Owned Subsidiary; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Lender and pledged and delivered to Lender pursuant to the Guarantee and Collateral Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Lender;

(d)         Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(e)          Hedging Obligations for bona fide hedging purposes and not for speculation;

(f)          guarantees of obligations under real property leases and obligations in respect of severance payments provided by the Borrower in favor of any Subsidiary or by any Subsidiary in favor of either the Borrower or any other Subsidiary, so long as any such guarantee is provided at the time such obligations are incurred;

(g)         Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions permitted under Section 7.4; and

(h)         Contingent Obligations of Atlas consisting of guarantees of obligations of Subsidiaries of Borrower that do not constitute Debt, in an aggregate amount not to exceed $625,000 for all such guarantees;

(i)           Indebtedness in respect of the Forest Capital Lease;

(j)           earn-out payments otherwise permitted under the terms of this Agreement and the External Credit Facility; and

(k)          other Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $750,000.

7.2           Liens.

Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)          Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b)         Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c)          Liens described on Schedule 7.2 as of the Closing Date;

(d)         subject to the limitation set forth in Section 7.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by Borrower or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;

(e)          attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $750,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and such Person has established adequate reserves therefor in accordance with GAAP;

(f)          easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(g)         Liens arising under the Loan Documents; and

(h)         the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

7.3           Restricted Payments.

Not, and not permit any other Loan Party to, (a) make any dividend or other distribution to any of its equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) except for Permitted Management Fees, pay any management fees or similar fees to any of its equity holders or any Affiliate thereof; provided, that no Permitted Management Fees or any other management or similar fees shall be paid during the occurrence and continuance of any Default or an Event of Default or if any Default or Event of Default would result from such payment; provided, further that at any time such Permitted Management Fees or any portion thereof are otherwise due and owing from the Borrower to the Manager but not payable under this Agreement by operation of such block on the payment of Permitted Management Fees during the occurrence and continuance of a Default or an Event of Default or if any such payment would cause a Default or an Event of Default (“Accrued Permitted Management Fees”), the Manager shall be entitled to a default rate equal to 10% per annum in respect of such Accrued Permitted Management Fees and the entire amount of such Accrued Permitted Management Fees, together with any additional amounts which become payable to the Manager as a result of such default rate, shall be paid to the Manager immediately upon the waiver or cure of the subject Default or Event of Default, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Non-Senior Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing (and, in each case, so long as no Event of Default exists or would result therefrom),

(i)            any Subsidiary may pay dividends or make other distributions to Borrower or to a Wholly-Owned Subsidiary and to the other holders of equity interests of the Borrower or such Subsidiary; provided, that (1) any such dividends or other distributions must be made in compliance with applicable law and (2) any such dividends or other distributions may only be declared and paid if Borrower or such Subsidiary remains Solvent after giving effect thereto and has an Interest Coverage Ratio of not less than 2.0 to 1.0, calculated as of the most recent month end date with respect to which financial statements for such Person have been delivered pursuant to Section 6 hereof but on a pro forma basis after giving effect to the making of such dividend or distribution;

(ii)           Borrower may make distributions to Owner, as its direct parent, to permit Owner to pay federal and state income taxes then due and owing by Owner (or its equity holders), so long as the amount of such distributions shall not be greater, nor the receipt by Borrower of tax benefits less, than they would have been had Borrower not filed consolidated income tax returns with such Person;

(iii)          in each case to the extent due and payable on a non-accelerated basis and permitted under any applicable subordination provisions thereof, Borrower may make regularly scheduled payments of interest in respect of Non-Senior Debt;

(iv)          any Loan Party may make repurchases of capital stock deemed to occur upon the exercise of options or warrants (i.e., a cashless exercise);

(v)           any Loan Party may repurchase or redeem capital stock from any former officers, directors and employees (or their estates, spouses or former spouses) of any Loan Party in connection with the termination of such Person’s employment (or such directors’ directorship) with the Loan Party; provided that, in connection with such transactions, the total cash payments under this Section shall not exceed $500,000 in the aggregate during any Fiscal Year;

(vi)          Borrower may reimburse Manager for its reasonable expenses incurred in connection with its management of Borrower, pursuant to and in accordance with the Management Agreement; and

(vii)         Borrower or any of its Subsidiaries may pay Transaction Services Fees, in each case to the extent that (1) such transaction fee is reasonable and customary based on the applicable acquisition or sale, (2) such transaction fee has been approved by the board of directors, or other governing body, of Borrower or such Subsidiary and by the compensation committee (or its equivalent, if any) and (3) has otherwise been approved by Lender.

7.4           Mergers; Consolidations; Asset Sales.

(a)          Not, and not permit any other Loan Party to, be a party to any merger or consolidation, except for any such merger or consolidation of any Subsidiary into Borrower or any domestic Wholly-Owned Subsidiary, or any such merger or consolidation of two Canadian Subsidiaries.

(b)         Not, and not permit any other Loan Party to, sell, transfer, dispose of, convey or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for (i) sales of Inventory in the ordinary course of business and (ii) sales and dispositions of assets (excluding any equity interests of Borrower or any Subsidiary) for at least fair market value (as determined by the Board of Directors of Borrower) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of Borrower and the Subsidiaries as of the last day of the preceding Fiscal Year.

7.5           Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents of Borrower or any other Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Lender.

7.6           Use of Proceeds.

Use the proceeds of the Loans solely to prepay or repay the Debt to be Repaid, for working capital, for Capital Expenditures and for other general business purposes of Borrower and the Subsidiaries; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

7.7           Transactions with Affiliates.

Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

7.8           Business Activities.

Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto. Not, and not permit any other Loan Party to, issue any equity interest other than (a) any issuance of shares of Borrower’s common equity securities pursuant to any employee or director option or stock purchase program, benefit plan or compensation program, or (b) any issuance by a Subsidiary to Borrower or another Subsidiary in accordance with Section 7.3.

7.9           Investments.

Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person or create or establish any Subsidiary (other than any Subsidiary formed in compliance with Section 7.14), except the following:

(a)          contributions by Borrower to the capital of any Wholly-Owned Subsidiary in existence on the Closing Date, or by any Subsidiary to the capital of any other Wholly-Owned Subsidiary in existence on the Closing Date, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.9;

(b)         Investments constituting Debt permitted by Section 7.1(c);

(c)          Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;

(d)         Cash Equivalent Investments;

(e)          bank deposits in the ordinary course of business;

(f)          Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;

(g)         Investments listed on Schedule 7.9 as of the Closing Date; and

(h)         any purchase or other acquisition by Borrower or any Wholly-Owned Subsidiary that is also a Domestic Subsidiary of the assets or equity interests of any Domestic Subsidiary.

7.10         Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive any rights under (a) any provisions of any Non-Senior Debt (other than Term B Loans, which amendment, modification or waiver of rights shall be governed by this Agreement), or (b) the Management Agreement.

7.11         Fiscal Year.

Not change its Fiscal Year.

7.12         Financial Covenants.

7.12.1      Fixed Charge Coverage Ratio.

Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.1 to 1.0.

7.12.2      Interest Coverage Ratio.

Not permit the Interest Coverage Ratio for any Computation Period to be less than 1.75 to 1.0.

7.12.3      Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures made by Borrower and the Subsidiaries in any Fiscal Year to exceed $10,000,000.

7.12.4      Total Debt to EBITDA Ratio.

Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed 6.0 to1.0.

7.13         Bank Accounts.

Not, and not permit any other Loan Party, to maintain or establish any new bank accounts other than the bank accounts set forth on Schedule 7.13 without prior written notice to Lender and unless Lender, Borrower or such other Loan Party and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank acknowledges the security interest and control of Lender in such bank account and agrees to limit its set-off rights on terms satisfactory to Lender and otherwise acceptable to Lender.

7.14         Subsidiaries.

Not, and not permit any other Loan Party, to establish or acquire any Subsidiary unless the Loan Parties shall have caused such new Subsidiary to take all actions pursuant to

Section 6.9 hereof with respect to such Subsidiary and such other actions as reasonably requested by Lender, including (a) execution by such Subsidiary of a joinder to the Guarantee and Collateral Agreement, (b) a pledge to Lender of the capital securities of such Subsidiary, (c) such amendments to this Agreement and the other Loan Documents related to the addition of such Subsidiary as may be requested by Lender, and (d) such certificates, resolutions, instruments, copies of filings and notices, and other materials relating to such Subsidiary as Lender may reasonably request.

7.15         Inconsistent Agreements.

Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Borrower or any other Loan Party from granting to Lender a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any other Loan Party or (iii) transfer any of its assets or properties to Borrower or any other Loan Party other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

7.16         Equity Cure Right. In the event of an actual or prospective breach of the financial covenants set forth in Sections 7.12.1, 7.12.2 and 7.12.4 of this Agreement, Borrower shall have the right to issue additional common equity or preferred equity (in the case of preferred equity, on terms reasonably satisfactory to the Lender) to the Investor Group for cash (each such issuance by the Borrower, an “Equity Cure Contribution”). In order to cure such actual or prospective breach, an Equity Cure Contribution shall be deemed an addition to Consolidated Net Income in the most recently ended fiscal quarter for the sole purpose of measuring EBITDA, the Fixed Charge Coverage Ratio and Interest Coverage Ratio set forth in Sections 7.12.1, 7.12.2 and 7.12.4, provided that (i) the aggregate amount of any Equity Cure Contribution shall not exceed $1,500,000, (ii) no more than four (4) Equity Cure Contributions may occur during the term of this Agreement, (iii) no more than one Equity Cure Contribution may occur in any 12-month period, (iv) the aggregate amount of all Equity Cure Contributions made during the term of this Agreement shall not exceed $4,500,000, (v) if a Compliance Certificate showing a breach of any covenant set forth in Section 7.12.1 and/or 7.12.2 is delivered (or was due to be delivered), any corresponding Equity Cure Contribution must be made within 15 Business Days of the date such Compliance Certificate was due, (vi) no Default or Event of Default (other than the breach of the financial covenants to be cured by the Equity Cure Contribution) shall have occurred or be continuing, and (vii) Borrower shall have otherwise obtained Lender’s prior written consent. On the date that an Equity Cure Contribution is made, the Financial Officer shall deliver to the Administrative Agent (A) written notice of such Equity Cure Contribution and (B) a compliance certificate demonstrating compliance with the financial covenants after application of the Equity Cure Contribution.

Section 8.               Events of Default; Remedies.

8.1           Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1        Non-Payment of Credit.

Default in the payment when due of the principal of any Loan; or default, and continuance thereof for 2 days, in the payment when due of any interest, fee or other amount payable by any Loan Party hereunder or under any other Loan Document.

8.1.2        Default Under Other Debt.

Any default shall occur and continue until the termination of any applicable cure period under the terms applicable to any other Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including un-drawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $750,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3        Bankruptcy; Insolvency.

Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days un-dismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4        Non-Compliance with Loan Documents.

(a) Failure by Borrower to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.6, 6.1.7, 6.1.9, 6.3(b) and 6.3(c), 6.5, 6.7, 6.8, 6.9 and Section 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of

Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for 30 days.

8.1.5        Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

8.1.6        Pension Plans.

Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $750,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any other Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $750,000.

8.1.7        Judgments.

Final judgments, awards or orders (or any settlement of any claim that, if breached, could result in a judgment, order or award) which exceed an aggregate of $750,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement..

8.1.8        Invalidity of Collateral Documents.

Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9        Invalidity of Subordination Provisions.

Any subordination provision in any document or instrument governing Non-Senior Debt, or any subordination provision in any subordination agreement that relates to any Non-Senior Debt or any subordination provision in any guaranty by any Loan Party of any

Non-Senior Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Non-Senior Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.10      Change of Control.

(a)          Owner and its Investment Affiliates shall collectively cease to, directly or indirectly, (i) own and control at least 51% of the outstanding equity interests of Borrower owned by them on the Closing Date (after giving effect to the Related Transactions) or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Borrower and to direct the management policies and decisions of Borrower, (b) the Borrower shall cease to directly own and control 100% of the outstanding equity interest of the Target, or (c) a “Change of Control” or other similar event shall occur, as defined in, or under, any documentation evidencing or otherwise relating to any Non-Senior Debt.

8.2           Remedies.

If any Event of Default described in Section 8.1.3 shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Lender shall declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and other Obligations to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 8.1.1 may only be waived by the written concurrence of Lender, and the effect as an Event of Default of any other event described in this 0 may be waived by the written concurrence of Lender. Any cash collateral delivered hereunder shall be held by Lender (without liability for interest thereon) and applied to the Obligations and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.

8.3           Remedial Action Against Collateral.

Notwithstanding anything to the contrary contained herein or in any other Loan Document to the contrary, if there has been an assignment or assignments by Lender to one or more Persons of either the Term Loan B or of the Term Loan A or Revolving Loans (or Revolving Commitments), only those Persons to whom Senior Debt is owed shall have the exclusive right with respect to the taking of enforcement action (or not taking enforcement action) against the Collateral upon the occurrence and during the continuation of an Event of Default, including, but not limited to, the exclusive right with respect to taking or retaking possession of the Collateral and holding, preparing for sale, processing, selling, leasing, disposing of, or liquidating the Collateral, pursuant to a foreclosure or otherwise; it being understood that such holders of Senor Debt shall only take such action as shall be approved by the holders of a majority in outstanding principal amount of such Senior Debt.  No holder of

Non-Senior Debt shall contest in any manner any such action or inaction with respect to the Collateral in accordance with the provisions of this Section 8.3.

Section 9.               Miscellaneous.

9.1           Waiver; Amendments.

No delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by it of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any Non-Senior Debt) shall in any event be effective unless the same shall be in writing and approved by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.2           Notices.

Except as otherwise provided in Sections 2.2.2, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2, Lender shall be entitled to rely on telephonic instructions from any person that Lender in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Lender harmless from any loss, cost or expense resulting from any such reliance. Each of Borrower and Lender hereby agree that Lender may, in its discretion, deliver information and notices to such financial institutions as may be a party hereto from time to time using the internet service “Intralinks.”

9.3           Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

9.4           Costs; Expenses.

Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Lender (including Legal Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by Lender after an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrower agrees to pay, and to save Lender harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Lender of their rights pursuant to Section 6.4. All Obligations provided for in this Section 9.4 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

9.5           Indemnification by Borrower.

In consideration of the execution and delivery of this Agreement by Lender and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Lender, and each of the officers, directors, employees, Affiliates and agents of Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the Related Transactions) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by Lender, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 9.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

9.6           Marshaling; Payments Set Aside.

Lender shall be under no obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender, or Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

9.7           Nonliability of Lender.

The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender shall have no fiduciary responsibility to Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Lender shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

9.8           Confidentiality.

Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender or any of its Affiliates (including collateral managers of Lender) in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.8 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency or investor of Lender that requires access to information about Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to Lender; (g) that ceases to be confidential through no fault of Lender; or (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. Notwithstanding the foregoing, Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

9.9           Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

9.10         Nature of Remedies.

All Obligations of Borrower and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.11         Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.

9.12         Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.13         Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.

9.14         Successors; Assigns.

This Agreement shall be binding upon Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower and Lender and the successors and assigns of Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Lender. Lender may collaterally assign all of its right, title and interest under this Agreement and each of the other Loan Documents, or any other agreement, certificate, document or instrument executed and delivered in connection herewith or therewith, to its lender, or lenders, under Lender’s principal senior credit facility. Lender may also, without the consent of Borrower, make assignments of, and grant participations in, Lender’s rights and obligations hereunder and under the other Loan Documents.

9.15         Governing Law.

THIS AGREEMENT AND EACH NOTE, IF ANY, SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

9.16         Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE, SITTING IN THE BOROUGH OF MANHATTAN); PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.17         Waiver of Jury Trial.

EACH OF BORROWER AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR

THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[SIGNATURE PAGES FOLLOW]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

ATLAS FOREST ACQUISITION CORP.
as Borrower

By:
Name:
Title:

ATLAS INDUSTRIES HOLDINGS LLC,
as Lender

By:
Name:
Title:

Annex I

Addresses

Atlas Forest Acquisition Corp., as
Borrower:

Address for Notices:

[ ]
[ ]
Attention:	[ ]
Telephone:	( ) -
Telecopy:	( ) -

Atlas Industries Holdings LLC,
as Lender:

Address for Notices:

One Sound Shore Drive, Suite 302
Greenwich, Connecticut 06830
Attention:              Timothy J. Fazio
Telephone:            (203) 622-1094
Telecopy:              (203) 724-1638

Address for Payments:

Bank:	[ ]
ABA #:	[ ]
Account #:	[ ]
Reference:	Atlas Industries Holdings LLC (for Atlas Forest Acquisition Corp.)
Address:	[ ]

Exhibit A

Form of Compliance Certificate

Please refer to the Credit Agreement dated as of November     , 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) between the undersigned (“Borrower”) and Atlas Industries Holdings LLC, as lender (together with any successors or assigns, the “Lender”).  This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Lender pursuant to the terms of the Credit Agreement.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

Enclosed herewith is a copy of the [annual audited/quarterly] report of Borrower as at [             , 200   ] (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Credit Agreement and such computations are true and correct as at the Computation Date.

Borrower further certifies that no Event of Default or Default has occurred and is continuing.

Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on [     , 200   ].

ATLAS FOREST ACQUISITION CORP.

By:
Title:

Schedule to Compliance Certificate
Dated as of [       , 200   ]

A.	Section 7.12.1 - Minimum Fixed Charge Coverage Ratio			$

	1.		Consolidated Net Income	$

	2.	Plus:	Interest Expense	$
			income tax expense	$
			depreciation	$
			amortization	$
			other non-cash charges	$
			management fees paid or accrued	$

	3.		Total (EBITDA)	$

	4.		Income taxes paid	$

	5.		Tax distributions	$

	6.		Capital Expenditures	$

	7.		Sum of (4), (5) and (6)	$

	8.		Remainder of (3) minus (7)	$

	9.		Interest Expense paid in cash	$

	10.		Required payments of principal of Funded Debt (including Term Loans but excluding Revolving Loans)	$

	11.		Management fees paid in cash	$

	12.		Sum of (9), (10) and (11)	$

	13.		Ratio of (8) to (12)	to 1

	12.		Minimum Required	1.1 to 1

B.	Interest Coverage Ratio

	1.		EBITDA for relevant Computation Period	$

	2.		the aggregate amount of management fees paid in cash by Borrower pursuant to the Management Agreement	$

	3.		(1) minus (2)	$

	4.		Interest Expense accrued for such Computation Period and paid or payable in cash at anytime by Borrower and the Subsidiaries (excluding in all instances any interest paid in kind)	$

	5.	Interest Coverage Ratio [(3) divided by (4)]	to 1

	6.	Required minimum	1.75 to 1

C.	Section 7.12.3 - Capital Expenditures

	1.	Capital Expenditures for the Fiscal Year	$

	2.	Maximum Permitted Capital Expenditures	$

D.	Section 7.12.4 – Total Debt to EBITDA

	1.	Total Debt as of the end the relevant Computation Period	$

	2.	EBITDA for the relevant Computation Period	$

	3.	Total Debt to EBITDA Ratio [(1) divided by (2)]	to 1

	4.	Permitted Maximum	6.0 to 1

Exhibit B

Form of Note

$	[ , 200 ] [City, State]

The undersigned, Atlas Forest Acquisition Corp., a Delaware corporation (“Borrower”), for value received, promises to pay to the order of Atlas Industries Holdings LLC, a Delaware limited liability company (“Lender”), at its principal office of One Sound Shore Drive, Suite 302, Greenwich, Connecticut 06830, the aggregate unpaid amount of all Loans made to Borrower by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.

Borrower further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of November     , 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), between Borrower and Atlas Industries Holdings LLC, as lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

ATLAS FOREST ACQUISITION CORP.

By:
Title:

D-1

Exhibit C

Form of Borrowing Notice

Please refer to the Credit Agreement dated as of November      , 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) between the undersigned (“Borrower”) and Atlas Industries Holdings LLC, a Delaware limited liability company, as Lender.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.  This notice is given pursuant to Section 2.2.2 of the Credit Agreement.  Borrower hereby requests a borrowing under the Credit Agreement as follows:

The aggregate amount of the proposed borrowing is [$                  ].  The requested borrowing date for the proposed borrowing (which is a Business Day) is [             , 200   ].  The Revolving Loans comprising the proposed borrowing are [Base Rate][LIBOR] Loans.  The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is [      ] months [(which shall be 1, 2, 3 or 6 months)].

Borrower has caused this Notice to be executed and delivered by its officer thereunto duly authorized on [         , 200   ].

ATLAS FOREST ACQUISITION CORP.

By:
Title:

E-1

Exhibit D

Form of Notice of Conversion/Continuation

Please refer to the Credit Agreement dated as of November      , 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) between the undersigned (“Borrower”) and Atlas Industries Holdings LLC, a Delaware limited liability company, as Lender.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.  This notice is given pursuant to Section 2.2.3 of the Credit Agreement.  Borrower hereby requests a [conversion][continuation] of [Term A Loans][Term B Loans][Revolving Loans] as follows:

The date of the proposed [conversion] [continuation] is [          , 200   ] (which shall be a Business Day).  The aggregate amount of the [Term [A][B] Loans] [Revolving Loans] proposed to be [converted] [continued] is $                  .  [Specify which part is to be converted and which part is to be continued, if appropriate.]  The Loans to be [continued] [converted] are [Base Rate Loans] [LIBOR Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [LIBOR Loans].  The duration of the requested Interest Period for each LIBOR Loan made as part of the proposed [conversion] [continuation] is [      ] months (which shall be 1, 2, 3 or 6 months).

Borrower has caused this Notice to be executed and delivered by its officer thereunto duly authorized on [         , 200   ].

ATLAS FOREST ACQUISITION CORP.

By:
Title:

F-1

Exhibit E

Form of Availability Certificate

Please refer to the Credit Agreement dated as of November      , 2007 (as amended or otherwise modified from time to time, the “Credit Agreement”) between the undersigned (“Borrower”) and Atlas Industries Holdings LLC, as lender (together with any successors or assigns, the “Lender”).  This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Lender pursuant to the terms of the Credit Agreement.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Borrower hereby certifies and warrants that at the close of business on [          , 200   ] (the “Calculation Date”), Borrowing Availability was [$               ], computed as set forth on the schedule attached hereto.

Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on [          , 200    ].

[ ]

By:
Title:

1.	Gross Accounts			$

2.	Less Ineligibles

	-	Does not arise from sale of goods or services	$
	-	Lender’s Lien not perfected/Subject to other Lien	$
	-	Subject to offset, etc.	$
	-	Account Debtor in bankruptcy	$
	-	Account Debtor not in U.S. or Canada	$
	-	Sale on approval, sale or return, bill and hold or consignment	$
	-	Arises outside the ordinary course	$
	-	Governmental Accounts	$
	-	Exceeds credit limits	$
	-	Chattel Paper	$
	-	Over 60 days past due or over 90 days past invoice date	$
	-	Affiliate receivables	$
	-	Cross-age	$
	-	Concentration	$
	-	Not denominated in Dollars	$
	-	Other	$
	-	Total	$

3.	Eligible Accounts [Item 1 minus Item 2]			$

4.	Item 3 times 85%			$

5.	Gross Inventory			$

6.	Less Ineligibles
	-	Lender’s Lien not perfected/Subject to other Lien	$
	-	Not Salable	$
	-	Located off-site and no Collateral Access Agreement	$
	-	Arises outside the ordinary course	$
	-	“Hot Goods”	$
	-	Restrictive Agreement	$
	-	Not located in U.S.	$
	-	In-transit or held or delivered on consignment	$
	-	Other	$
	-	Total	$

7.	Eligible Inventory [Item 5 minus Item 6]			$

8.	Item 7 times 65%			$

9.	Item 4 plus Item 8			$

10.	Lesser of Item 9 and Revolving Loan Commitment	$

11.	Reserves and allowances	$

12.	Borrowing Availability [Item 10 minus Item 11]	$

13.	Revolving Loans	$

14.	Net Availability [Excess of Item 12 over Item 13]	$

15.	Required Prepayment [Excess of Item 13 over Item 12]	$